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Exhibit 99.1

FOR IMMEDIATE RELEASE	Media Contact: Dan Greenfield EarthLink 404-748-6889 404-432-6526 (mobile) greenfie@corp.earthlink.net
Investors Michael Gallentine EarthLink 404-748-7153 404-395-5155 (mobile) gallentineml@corp.earthlink.net

EARTHLINK REPORTS NET INCOME OF $3.5 MILLION FOR THIRD QUARTER 2003

ATLANTA, October 21, 2003—EarthLink, Inc. (NASDAQ: ELNK) today announced its financial results for its third quarter that ended September 30, 2003.

Financial highlights for the quarter:

  •
  Revenues of $347.4 million, an increase of 2.0 percent from the same period a year ago.

  •
  Earnings before interest income and expense, income taxes, depreciation and amortization (EBITDA) of $45.5 million compared to $22.4 million from a year ago.

  •
  Earnings before acquisition-related amortization of $26.4 million, or $0.16 per share, compared to a loss of ($645,000), or $0.00 per share, from a year ago.

  •
  Net income of $3.5 million, or $0.02 per share, compared to a loss of ($30.1) million, or ($0.20) per share, from a year ago.

          "Focused on improving operational efficiencies, EarthLink proudly passed an important milestone in the quarter as the company achieved profitability on a GAAP basis," said Garry Betty, EarthLink president and CEO. "To further differentiate us from the competition, EarthLink also launched the latest version of our innovative TotalAccess® 2004 software, and our high-speed Internet service was recognized by J.D. Power and Associates as the highest ranking in customer satisfaction for the second year in a row."

Third Quarter Financial Results

Subscriber Highlights

        EarthLink added 71,000 net subscribers this past quarter (excluding the previously announced removal of 152,000 wholesale Charter Communications high-speed customers due to the restructuring of that relationship in July 2003). The company ended the third quarter with approximately 5.0 million paying subscribers, up 128,000, or 2.7 percent, from a year ago. During the quarter, the company achieved growth of 112,000 net broadband subscribers, excluding the adjustment for removing the Charter subscribers noted above. The company ended the quarter with 953,000 broadband customers, up 39.9 percent from a year ago. Total narrowband subscribers declined 3.4 percent from a year ago to approximately 3.8 million. PeoplePC® Online, the company's value-priced narrowband service, added approximately 98,000 net subscribers to end the third quarter with 295,000 subscribers, a 432 percent increase from a year ago. This growth in the value-priced service offering partially offsets a decline in the traditional premium narrowband subscriber base. Monthly subscriber churn was 4.0 percent in the quarter, up slightly from the prior year quarter's rate of 3.7 percent. This increase reflects early-life churn from the increased level of subscriber additions in the quarter and an increase in narrowband subscribers leaving for broadband access over the past year.

Financial Performance

        Total revenues were $347.4 million in the quarter, an increase of 2.0 percent from the prior year quarter. Broadband revenues grew 39.7 percent over the third quarter of 2002 to $93.0 million and now represent 26.8 percent of EarthLink's total revenues. Narrowband revenues were $235.7 million in the quarter, down 8.2 percent from the prior year quarter, due to a decline in traditional dial-up subscribers, which was partially offset by the growth of the company's PeoplePC Online offering. Web hosting revenues and advertising, content and commerce revenues collectively were $18.6 million, an increase of 7.3 percent compared to the prior year quarter, driven primarily by increased search-related revenues.

        EarthLink's quarterly EBITDA improved to $45.5 million from $22.4 million in the prior year quarter. This improvement reflects year-over-year revenue growth and significant reductions in telecommunications costs and operating expenses.

        Gross margins before sales incentives increased from 60.6 percent in the prior year quarter to 62.4 percent. This increase reflects lower telecommunications costs per subscriber for both the narrowband and broadband service lines.

        Operations, customer support, and general and administrative expenses were $98.9 million, a 10.1 percent decrease from the prior year quarter. This decrease reflects cost savings related to the streamlining of call center operations completed in the first quarter. These costs in total decreased to 28.5 percent of revenues from 32.3 percent in the prior year quarter.

        Sales and marketing expenses, including sales incentives, were $92.6 million, a decrease of 7.1 percent compared to the prior year quarter, while gross subscriber additions in the third quarter of 2003 were 46.5 percent greater than the prior year quarter. As a percent of revenues, sales and marketing expenses, including sales incentives, decreased to 26.7 percent in the third quarter of 2003 from 29.3 percent in the prior year quarter.

        For the quarter, earnings before acquisition-related amortization was $26.4 million, or $0.16 per share, an improvement from the prior year loss of ($645,000), or $0.00 per share. This improvement is due to the $23.1 million improvement in EBITDA noted above, coupled with a $5.4 million, or 20.8 percent, reduction in depreciation expense, partially offset by a $1.5 million reduction in net interest income.

        Net income for the quarter improved to $3.5 million, or $0.02 per share, from a net loss of ($30.1) million, or ($0.20) per share, in the prior year due to the operating improvements noted above, a reduction of $2.2 million, or 8.7 percent, in acquisition-related amortization expense and the elimination of accretion dividends as a result of the conversion of all preferred stock earlier in 2003.

        Gross margins before sales incentives, EBITDA, and earnings (loss) before acquisition-related amortization and the related per share amounts are non-GAAP financial performance measures. They should not be considered in isolation or as an alternative to measures determined in accordance with accounting principles generally accepted in the United States. Please refer to the Consolidated Financial Highlights and Note 6 of the Consolidated Financial Highlights for a reconciliation of these non-GAAP financial performance measures to the most comparable measure reported in accordance with accounting principles generally accepted in the United States and a discussion of the presentation, comparability and use of such financial performance measures.

Balance Sheet

        EarthLink continues to maintain a strong balance sheet with cash and marketable securities of $466.6 million. During the quarter, EarthLink repurchased 1.1 million shares of its common stock for $8.0 million.

Other Third Quarter Highlights and Recent Developments

        EarthLink made considerable strides in the third quarter to enhance its value proposition and extend its growing reputation for product innovation. In particular, the company launched TotalAccess 2004 on September 9, 2003, featuring the EarthLink Accelerator, which allows users to surf the Web up to five times faster than previous dial-up speeds, and spamBlocker, an optional spam-blocking tool that enables EarthLink subscribers to eliminate virtually 100 percent of all junk email. This access software is designed to let subscribers better manage their time online and minimize the aggravation caused by spam and unwanted pop-up ads.

        In October, EarthLink enhanced its TotalAccess 2004 software by rolling out its Parental Controls and Spyware Blockersm. Parental Controls includes the EarthLink Kid Patrol Browser, which delivers over 14,000 kid-friendly Web sites and can be tailored to block or permit access to sites at parents' discretion. Spyware Blocker detects and disables spyware—a rapidly proliferating type of software application that secretly forwards information about a computer user's online activities to another individual or company without the user's knowledge or permission.

        Building on its record for award winning service, EarthLink's high-speed Internet service was recognized in the third quarter by J.D. Power and Associates with the Highest Customer Satisfaction among High-Speed Internet Service Providers two years in a row, tied in 2002a. EarthLink also received dual Readers' Choice Awards from PC Magazine for both its high-speed and dial-up services. EarthLink was the only broadband provider to be honored that offers both DSL and cable Internet access.

        As part of its growth strategy, EarthLink continues to expand its presence in leading national retail chains. During the third quarter, EarthLink announced an agreement to make its dial-up Internet service available in more than 600 Circuit City stores nationwide. This announcement expands upon a previous retail relationship that enables customers to sign up for EarthLink high-speed Internet service at kiosks in select Circuit City outlets. Separately, PeoplePC and Circuit City announced an agreement to offer PeoplePC Online dial-up Internet service in Circuit City stores nationwide. EarthLink also announced on October 20, 2003 an agreement with RadioShack to offer EarthLink's suite of Internet services in more than 5,000 of RadioShack's 7,000 plus stores throughout the United States.

        In addition, EarthLink announced in the quarter an exclusive sponsorship with CBS Sports' college football halftime show and a fall advertising campaign featuring new commercials and a new tagline, "EarthLink Revolves Around Yousm." The campaign features stories of customers who switched to EarthLink and discovered how its innovative suite of online tools and services enhanced their online experience.

Business Outlook

        The following statements are based on management's current expectations. These statements are forward-looking, and actual results may differ materially. See comments under "Cautionary Information Regarding Forward-Looking Statements" below. The company undertakes no obligations to update these statements.

        For the fourth quarter, EarthLink expects to add approximately 100,000 to 175,000 net subscribers with the growth generated in the value and broadband service offerings. The company anticipates revenues to be comparable to the third quarter. EarthLink expects to increase spending in sales and marketing in the seasonally strong fourth quarter to drive overall subscriber growth. As a result, the company expects EBITDA to be $27 to $33 million for the quarter. EarthLink expects to be slightly GAAP net income positive in the quarter.

        Based on the year-to-date results and expectations for the fourth quarter, EarthLink continues to expect full year revenues to be approximately $1.4 billion. The company now expects full year EBITDA before facility exit costs (adjusted EBITDA) to be $124 to $130 million and net loss to be ($65) to ($73) million.

        For 2004, based on current trends and preliminary operating plans, the company anticipates EBITDA to be in the range of $125 to $145 million. Actual performance within the range will depend on the level of sales and marketing spending, subscriber growth, and cost reductions.

Conference Call for Analysts and Investors

        Investors in the U.S. and Canada interested in participating in the conference call on October 21, 2003 at 8:30 a.m. Eastern Daylight Time (EDT) may dial 1-800-706-0730 and reference the EarthLink call. Other international investors may dial 1-706-634-5173 and also reference the EarthLink call. EarthLink recommends dialing into the call approximately 10 minutes prior to the scheduled start time. Investors also will have the opportunity to listen to a live Webcast of the conference call via the Internet at the following site:

http://www.firstcallevents.com/service/ajwz389708002gf12.html.

        A taped replay will be available beginning at 11:30 a.m. EDT on October 21, 2003 through midnight on October 28, 2003 by dialing 1-800-642-1687. International callers should dial 1-706-645-9291. The replay confirmation code is 3066503.

        The Webcast of this call will be archived on our site at:

http://ir.thomsonfn.com/InvestorRelations/PubMultimedia.aspx?partner= Mzg0TkRNek1BPT1QJFkEQUALSTO&product=MzgwU1ZJPVAkWQEQUALSTOEQUALSTO.

About EarthLink

        "EarthLink revolves around youSM." As a leading national Internet service provider (ISP), headquartered in Atlanta, EarthLink has earned an award winning reputation for outstanding customer service and its suite of online products and services. According to the J.D. Power and Associates 2003 Internet Service Provider Residential Customer Satisfaction StudySM, EarthLink is ranked highest in customer satisfaction among high-speed Internet Service Providers. Serving approximately five million subscribers, EarthLink offers what every user should expect from their Internet experience: high-quality connectivity, minimal drop-offs and ISP-generated intrusions, and customizable features. Whether it's dial-up, high-speed, Web hosting, or wireless Internet service, EarthLink provides the tools that best let individuals use and enjoy the Internet on their own terms. Learn more about EarthLink by calling (800) EARTHLINK or visiting EarthLink's Web site at www.earthlink.net.

# # #

Cautionary Information Regarding Forward-Looking Statements

        This earnings release includes "forward-looking" statements (rather than historical facts) that are subject to risks and uncertainties that could cause actual results to differ materially from those described. Although we believe that the expectations expressed in these forward-looking statements are reasonable, we cannot promise that our expectations will turn out to be correct. Our actual results could be materially different from and worse than our expectations. With respect to such forward-looking statements, the company seeks the protections afforded by the Private Securities Litigation Reform Act of 1995. These risks include, without limitation, (1) that we may not be able to successfully implement our broadband strategy which would materially and adversely affect our subscriber growth rates and future overall revenues; (2) that we may not successfully enhance existing or develop new products and services in a cost-effective manner to meet customer demand in the rapidly evolving market for Internet services; (3) that our service offerings may fail to be competitive with existing and new competitors; (4) that competitive product, price or marketing pressures could cause us to lose existing customers to competitors, or may cause us to reduce, or prevent us from raising, prices for our services; (5) that our commercial and alliance arrangements, including marketing arrangements with Apple and Sprint, may be terminated or may not be as beneficial to us as management anticipates; (6) that declining levels of economic activity, increasing maturity of the market for Internet access, or fluctuations in the use of the Internet could negatively impact our subscriber growth rates and incremental revenue levels; (7) that we may experience other difficulties that limit our growth potential or lower future overall revenues; (8) that service interruptions could harm our business; (9) that we have historically not been profitable and we may not be able sustain profitability; (10) that our third party network providers may be unwilling or unable to provide Internet access; (11) that we may be unable to maintain or increase our customer levels if we do not have uninterrupted and reasonably priced access to local and long-distance telecommunications systems for delivering dial-up and/or broadband access, including, specifically, that integrated local exchange carriers and cable companies may not provide last mile broadband access to the company on a wholesale basis or on terms or at prices that allow the company to grow and be profitable in the broadband market; (12) that we may not be able to protect our proprietary technologies or successfully defend infringement claims and may be required to enter licensing arrangements on unfavorable terms; (13) that government regulations could force us to change our business practices; (14) that we may not experience the level of benefits we expect in connection with streamlining our call centers and may not otherwise be able to contain our costs; and (15) that some other unforeseen difficulties may occur. This list is intended to identify some of the principal factors that could cause actual results to differ materially from those described in the forward-looking statements included herein. These factors are not intended to represent a complete list of all risks and uncertainties inherent in the company's business, and should be read in conjunction with the more detailed cautionary statements included in EarthLink's filings with the Securities and Exchange Commission.

(a)
"J.D. Power and Associates 2003 Syndicated Internet Service Provider Residential Customer Satisfaction StudySM. Study conducted among national and regional ISPs and based on 7,727 responses. www.jdpower.com"

Consolidated Financial Highlights

	Three Months Ended September 30,				Nine Months Ended September 30,
	2002	Percent of Total Revenues	2003	Percent of Total Revenues	2002	Percent of Total Revenues	2003	Percent of Total Revenues
	(dollars in thousands, except per share data)
Statement of Operations Data
Revenues:
Narrowband access	$256,784	75%	$235,713	68%	$780,208	77%	$734,594	70%
Broadband access	66,583	20%	93,045	27%	178,400	18%	262,934	25%
Web hosting	13,012	4%	12,363	3%	40,157	4%	37,583	3%
Content, commerce and advertising	4,319	1%	6,231	2%	10,802	1%	18,243	2%

Total revenues	340,698	100%	347,352	100%	1,009,567	100%	1,053,354	100%
Cost of revenues:
Telecommunications service and equipment costs (1)	134,287	39%	130,631	38%	404,434	40%	398,695	38%
Sales incentives	8,220	3%	6,312	2%	35,375	4%	16,826	2%

Total cost of revenues	142,507	42%	136,943	40%	439,809	44%	415,521	40%
Operating costs and expenses:
Operations and customer support	77,892	23%	69,271	20%	243,005	24%	223,714	21%
General and administrative	32,139	9%	29,666	8%	91,687	9%	96,814	9%

	252,538	74%	235,880	68%	774,501	77%	736,049	70%

Operating contribution (6)	88,160	26%	111,472	32%	235,066	23%	317,305	30%
Sales and marketing	91,501	27%	86,314	25%	275,641	27%	282,728	27%
Facility exit costs (2)	—	0%	—	0%	—	0%	36,596	3%
Acquisition-related amortization (3)	25,054	7%	22,867	6%	84,669	8%	75,619	7%

	116,555	34%	109,181	31%	360,310	35%	394,943	37%

Income (loss) from operations	(28,395)	-8%	2,291	1%	(125,244)	-12%	(77,638)	-7%
Interest and other income, net	2,696	0%	1,209	0%	10,118	1%	4,726	0%

Net income (loss) (4)	(25,699)	-8%	3,500	1%	(115,126)	-11%	(72,912)	-7%
Deductions for accretion dividends (5)	(4,369)	-1%	—	0%	(15,991)	-2%	(4,586)	0%

Net income (loss) attributable to common stockholders	$(30,068)	-9%	$3,500	1%	$(131,117)	-13%	$(77,498)	-7%

Basic net income (loss) per share	$(0.20)		$0.02		$(0.87)		$(0.49)

Diluted net income (loss) per share	$(0.20)		$0.02		$(0.87)		$(0.49)

Basic weighted average common shares outstanding	152,231		159,998		150,302		156,617

Diluted weighted average common shares outstanding	152,231		162,747		150,302		156,617

Other Financial Data
Net earnings (loss) before facility exit costs, acquisition-related amortization and accretion dividends (a non-GAAP measure) (6):
Net income (loss)	$(25,699)		$3,500		$(115,126)		$(72,912)
Facility exit costs (2)	—		—		—		36,596
Acquisition-related amortization (3)	25,054		22,867		84,669		75,619

Net earnings (loss) before facility exit costs, acquisition-related amortization and accretion dividends (6)	$(645)	0%	$26,367	8%	$(30,457)	-3%	$39,303	4%

Diluted earnings (loss) per share before facility exit costs, acquisition-related amortization and accretion dividends (6), (7)	$(0.00)		$0.16		$(0.20)		$0.24

Weighted average common shares outstanding used to compute diluted earnings (loss) per share before facility exit costs, acquisition-related amortization and accretion dividends (7)	152,231		162,747		150,302		165,895

Earnings Before Interest, Income Taxes, Depreciation and Amortization ("EBITDA," a non-GAAP measure) (6):
EBITDA before facility exit costs (6)	$22,403		$45,541		$40,919		$97,387
Reconciliation of net income (loss) to EBITDA (6):
Net income (loss)	$(25,699)		$3,500		$(115,126)		$(72,912)
Depreciation and amortization	50,798		43,250		166,163		138,429
Interest and other income, net	(2,696)		(1,209)		(10,118)		(4,726)
Facility exit costs (2)	—		—		—		36,596

EBITDA before facility exit costs (Adjusted EBITDA) (6)	$22,403	7%	$45,541	13%	$40,919	4%	$97,387	9%

Depreciation and amortization:
Depreciation—cost of revenues	$12,887		$11,648		$40,020		$33,067
Depreciation—other	12,857		8,735		41,474		29,743
Acquisition-related amortization (3)	25,054		22,867		84,669		75,619

Depreciation and amortization	$50,798		$43,250		$166,163		$138,429

Gross Margins Before Sales Incentives (a non-GAAP measure) (6):
Total revenues	$340,698		$347,352		$1,009,567		$1,053,354
Total cost of revenues	$142,507		$136,943		$439,809		$415,521
Sales incentives	(8,220)		(6,312)		(35,375)		(16,826)

Telecommunications service and equipment costs	134,287		130,631		404,434		398,695
MailStation write-down (1)	—		—		—		(4,849)

Telecommunications service and equipment costs before MailStation write-down	$134,287		$130,631		$404,434		$393,846
Gross margins before sales incentives (6)	$206,411	61%	$216,721	62%	$605,133	60%	$654,659	62%

Gross margins before sales incentives and MailStation write-down (6)	$206,411	61%	$216,721	62%	$605,133	60%	$659,508	63%

Other Data

	September 30, 2002	December 31, 2002	June 30, 2003	September 30, 2003
Key Operating Data:
Narrowband subscribers	3,976,000	4,035,000	3,881,000	3,841,000
Broadband subscribers	681,000	779,000	993,000	953,000
Web hosting accounts	173,000	173,000	165,000	164,000

Total subscriber count at end of period	4,830,000	4,987,000	5,039,000	4,958,000
Number of employees at end of period (8)	5,649	5,106	3,794	3,478
	September 30, 2002	December 31, 2002	June 30, 2003	September 30, 2003
Balance Sheet Data:
Cash and marketable securities	$521,692	$515,437	$456,039	$466,614
Stockholders' equity	732,026	692,300	543,659	539,750

Reconciliation of Guidance Provided in Non-GAAP Measures (amounts are estimates) (6)

	Three Months Ending December 31, 2003	Year Ending December 31, 2003	Year Ending December 31, 2004
(estimated, in millions)
Net income (loss)	$0 - $8	($73) - ($65)	$31 - $63
Depreciation	20	83	65 - 60
Acquisition-related amortization	8 - 7	83 - 82	35 - 30
Interest and other income, net	(1) - (2)	(6) - (7)	(6) - (8)
Facility exit costs	—	37	—

EBITDA before facility exit costs (Adjusted EBITDA) (6)	$27 - $33	$124 - $130	$125 - $145

Footnotes:

1.
During the three months ended June 30, 2003, the Company decided to cease marketing its MailStation products and services, and accordingly, the Company reduced the carrying value of its MailStation hardware, including inventory on hand and in the retail channels, to its estimated net realizable value. The resulting write-down of MailStation hardware of $4.8 million is included in telecommunications service and equipment costs for the nine months ended September 30, 2003.

2.
On January 28, 2003, EarthLink announced a plan to streamline its call center facilities to increase operational efficiencies and reduce costs. In connection with the plan, EarthLink closed its call center operations in Seattle, Washington; Dallas, Texas; Sacramento, California; and Pasadena, California. Customer inquiries previously handled by these facilities have been transitioned to the Atlanta, Georgia; Harrisburg, Pennsylvania; and Roseville, California call center facilities as well as to outsourced call center providers. The plan directly impacted approximately 1,220 employees and resulted in a net reduction of approximately 920 employees, primarily customer support personnel. As a result of the plan, EarthLink recorded facility exit costs of $36.6 million which are comprised of the following items (in thousands):

Severance, employee and personnel related costs	$10,737
Real estate and service termination costs	18,207
Fixed asset impairments	7,652

Total facility exit costs	$36,596

3.
Represents amortization of acquired customer bases for the three and nine months ended September 30, 2002 and 2003 resulting from the acquisitions of the NETCOM On-Line Communications Services, Inc. customer base and OneMain.com, Inc. in February 1999 and September 2000, respectively, and other smaller acquisitions.

4.
EarthLink reported net income for the three months ended September 30, 2003 but reported a net loss for the nine months ended September 30, 2003 and expects to report a net loss for the year ending December 31, 2003. Therefore, EarthLink has not recorded an income tax provision in the three months ended September 30, 2003.

5.
Reflects the accretion of Liquidation Dividends on Series A and Series B convertible preferred stock at a 3% annual rate, compounded quarterly, and the accretion of a dividend related to the beneficial conversion feature in accordance with EITF 98-5. During the three months ended June 30, 2003, all remaining Series A and Series B convertible preferred stock were converted to common stock, and as a result, there are currently no outstanding shares of convertible preferred stock.

6.
Net earnings (loss) before facility exit costs, acquisition-related amortization and accretion dividends, including the related diluted per share amounts; earnings before depreciation and amortization, interest income and expense, income taxes (EBITDA), and facility exit costs (Adjusted EBITDA); and operating contribution are non-GAAP measures and are not determined in accordance with accounting principles generally accepted in the United States. These financial performance measures are not indicative of cash provided or used by operating activities and may differ from comparable information provided by other companies, and they should not be considered in isolation, as an alternative to, or more meaningful than measures of financial performance determined in accordance with accounting principles generally accepted in the United States. These financial performance measures are commonly used in the industry and are presented because EarthLink believes they provide relevant and useful information to investors. Since the elements of these financial performance measures are determined using the accrual basis of accounting and exclude the effects of certain capital, financing, acquisition-related, facility exit, and sales and marketing costs, investors should use them to analyze and compare companies on the basis of current period operating performance. EarthLink utilizes these financial performance measures to assess its ability to meet future capital expenditures and working capital requirements, to incur indebtedness if necessary, and to fund continued growth.

Gross margins before sales incentives is also a non-GAAP measure and is not determined in accordance with accounting principles generally accepted in the United States. EarthLink utilizes and has presented gross margins before sales incentives to allow investors to analyze margins on direct telecommunications service and equipment costs incurred to generate revenues. Gross margins before sales incentives should not be considered in isolation, as an alternative to or more meaningful than measures of financial performance determined in accordance with accounting principles generally accepted in the United States and may differ materially from comparable information provided by other companies.

7.
The weighted average common shares outstanding used to calculate diluted earnings per share before facility exit costs, acquisition-related amortization and accretion dividends for the three and nine months ended September 30, 2003 includes the effect of dilutive common stock equivalents, including convertible preferred stock on an as converted basis as well as "in-the-money" options outstanding. Common stock equivalents are not included in the weighted average common shares outstanding for the three and nine months ended September 30, 2002 because the effect would be anti-dilutive.

8.
Represents full-time equivalents.

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EARTHLINK REPORTS NET INCOME OF $3.5 MILLION FOR THIRD QUARTER 2003